Exhibit 99.1

IA Global Announces Transition Plan for Its Chief Financial Officer

SAN FRANCISCO--(BUSINESS WIRE)--IA Global, Inc. (OTCPK: IAGI) (the “Company”), a global services and technology Company, today announced that Mark Scott has decided to resign as the Company’s Chief Financial Officer. The Company and Mark Scott have agreed to a separation agreement that allows for an orderly transition and timely filing of the Company’s Annual Report.  Greg LeClaire, who currently serves as a director of IA Global, has agreed to assist the Company during this transition and will become the Chief Financial Officer upon Mr. Scott’s departure. In the meantime, Mr. LeClaire will be serving in a consulting capacity. He has resigned as chairman of the Company’s compensation committee and member of the nomination and audit committees. The transition should be complete by June 30, 2011.

In addition to IA Global, Mr. LeClaire serves as a member of the board of directors of LiveDeal, Inc. (NASDAQ: LIVE).  Previously, he was Chief Financial Officer of ClearOne Communications, Inc. (NASDAQ: CLRO), a manufacturer and marketer of audio conferencing and related products.  Prior to that, Mr. LeClaire held a 12-year career in a variety of senior finance and accounting positions with Utah Medical Products, Inc. (NASDAQ: UTMD), a multi-national medical device corporation, rising to become Vice President and Chief Financial Officer. Mr. LeClaire has significant experience in the areas of finance and accounting, SEC reporting, Sarbanes-Oxley compliance, budgeting and financial management.  He holds a Master of Science degree in management from Stanford University's Graduate School of Business and a Bachelor of Science degree in accounting from the University of Utah.

Brian Hoekstra, CEO and Chairman, commented, “We are pleased to be bringing Greg LeClaire on board as the newest member of our management team. His extensive experience with publicly traded companies such as ClearOne Communications and Utah Medical will undoubtedly be valuable as we continue to grow both organically and through acquisition.”

He continued, “I would also like to thank Mark Scott for his unparalleled service and dedication to IA Global in his almost 8 years of service to the Company. As our CFO, he was instrumental from the beginning in growing and developing the Company and ensuring that our Company had all the proper measures and practices in place to operate successfully as a publicly traded Company. We appreciate all his efforts and wish him the best in his future endeavors.”

ABOUT IA GLOBAL INC.

IA Global is a global services and outsourcing Company focused on growing existing businesses and expansion through global mergers and acquisitions. The Company is currently utilizing its current business partnerships to acquire growth businesses in its target sectors and markets at a discount. The Company is also actively engaging businesses that would benefit from its business expertise, knowledge of Global Markets, and technology infrastructure.

Contact:

Investor Relations of IA Global, Inc.

415-946-8828

ir@iaglobalinc.com

or

American Capital Ventures

Howard Gostfrand, 305-918-7000

info@amcapventures.com

www.amcapventures.com